Exhibit 16.1

June 25, 2009

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by Vertex Energy, Inc., the successor entity of a merger with World Waste Technologies, Inc. (“Vertex”) pursuant to Item 4.01 of Form 8-K/A, as part of the Form 8-K/A to be filed by the Company on or about June 26, 2009 (copy attached.)  We agree with the statements concerning our Firm contained herein under Item 4.01 of such Form 8-K/A.   We have no basis to agree or disagree with Vertex’s other comments in the Form 8-K/A.

 Very Truly Yours,

/s/  Stonefield Josephson, Inc.
Stonefield Josephson, Inc.